                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


      Date of Report (date of earliest event reported)   February 14, 1996
                                                         -----------------


                                LDI CORPORATION
  --------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


   Delaware                       0-15994                      31-1179824
  --------------------------------------------------------------------------
(State or other                 (Commission                  (IRS Employer
  jurisdiction)                 File Number)                 Identification No.)


            4770 Hinckley Industrial Parkway, Cleveland, Ohio 44109
  --------------------------------------------------------------------------
              (Address of principal executive offices)  (Zip Code)


Registrant's telephone number including area code (216) 661-5400
                                                  --------------

                                 Not Applicable
  --------------------------------------------------------------------------
         (Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS. On February 15, 1996, NationsBank Corporation issued a press release which stated the following:

        February 15, 1996 -- NationsBank and LDI Corporation today announced a definitive agreement under which LDI will become a wholly owned subsidiary of NationsCredit Commercial Corporation, a NationsBank subsidiary.

        Under terms of the agreement, LDI shareholders will receive approximately $28.1 million in cash in the aggregate, or $4.10 per share.

        "We have a high regard for LDI and its management team, which is led by President and CEO Floyd Robinson," said NationsCredit Chairman, President and COO Bob D. Sessoms. "NationsCredit will bring financial strength to LDI and plans to expand beyond LDI's core business."

        "This is an excellent combination for LDI," Robinson said. "It presents us with a tremendous opportunity to grow our business. The strong backing of NationsBank will help to reduce our cost of capital and provide tax incentives which will make us a much more competitive player in our core leasing markets."

        Sessoms said Robinson would continue to lead LDI as a member of the NationsCredit management team. Other members of LDI's management team also are expected to join the NationsCredit management.

        The merger, which contains customary closing conditions, is subject to the approval of regulators and LDI's shareholders. The three founders of LDI, Robert S. Kendall, Michael R. Kennedy and Thomas A. Cutter, who together control a majority of the voting power of LDI's outstanding shares, have agreed separately with NationsCredit to vote their shares in favor of the transaction. The transaction is expected to close in the second quarter of 1996.

        LDI Corporation was founded in 1972 and has headquarters in Cleveland. It is engaged in the business of equipment leasing, and related technology services for computers and other high-technology equipment.

        LDI has about 300 employees and offices in five states. At October 31, 1995, the company had about $335 million in assets.

        As of December 31, 1995, NationsBank was the third-largest banking company in the U.S. with more than $187 billion in assets and full-service banking centers in nine states and the District of Columbia.

        NationsCredit is the third-largest bank-owned finance company in the U.S. with 250 offices. NationsCredit Commercial Corporation, based in Stamford, Ct., has six business units that provide a wide variety of financing for small and large companies.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    LDI CORPORATION




                                    By:   /s/ Floyd S. Robinson
                                        --------------------------------------
                                          President and Chief Executive Officer


                                    Date:  February 16, 1996


                                      2